Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Hornbeck Offshore Services, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hornbeck Offshore Services, Inc. and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2025 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Accounting for Income Taxes

Description of the Matter

As discussed in Note 14 to the consolidated financial statements, the Company recorded a total tax benefit of $11.0 million including current foreign tax expense of $10.9 million and a deferred tax benefit of $22.1 million primarily associated with a partial release of the valuation allowance on its U.S. deferred tax assets for the year ended December 31, 2025. The Company also recorded deferred tax assets of $278.2 million reduced by a valuation allowance of $195.3 million as of December 31, 2025. In addition, the Company recorded a liability of $2.7 million for potential losses from additional taxes, interest and penalties resulting from tax audits in Mexico. Management recognizes tax positions if they are more likely than not to be sustained upon examination, measured as the largest amount of benefit more likely than not to be realized. Management is also required to assess whether the realization of its deferred tax assets is more likely than not and to record a valuation allowance based on this assessment. The Company uses significant judgment in the interpretation and application of complex international tax laws related to uncertain tax positions, and when evaluating the realizability deferred tax assets.

Auditing the calculation of foreign tax expense, including consideration of assessments by tax authorities, and management’s assessment of the realizability of the Company’s deferred tax assets involves complex auditor judgement. Management’s conclusions are based on interpretations of foreign tax laws, evaluation of communications with tax authorities and formulation of assumptions used in the Company’s forecast of domestic income. Regulatory changes and judicial and examination activity may impact foreign tax conclusions including foreign tax expense and fluctuations in actual results from those forecasted can have a material impact on the measurement of deferred tax assets.

How We Addressed the Matter in Our Audit	To test the foreign tax expense, including potential losses from Mexican tax assessments and related uncertain tax positions, and the valuation of U.S. deferred tax assets, we performed audit procedures that included, among others, testing the calculation of foreign taxable income, reading the Company’s communications with tax authorities, evaluating the basis and technical merits of the Company’s interpretation of foreign tax laws, and testing the significant assumptions used by management in its forecast of U.S. income. We compared the significant assumptions used in the Company’s forecast to its business plans as well as current industry and economic trends. We involved our tax professionals to ensure appropriate application and interpretation of foreign tax laws to the calculation of foreign tax expense and evaluating communications with tax authorities. In addition, we evaluated the Company’s disclosure in relation to these matters included in Note 14 to the financial statements

/s/ Ernst & Young LLP

We have served as the Company’s auditors since 2002.

New Orleans, Louisiana

March 24, 2026

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$54,167	$80,803
Accounts receivable, net of allowance for credit losses of $7,511 and $7,929, respectively	164,695	145,527
Prepaid expenses	4,941	4,490
Taxes receivable	19,026	13,755
Other current assets	14,180	12,376

Total current assets	257,009	256,951
Property, plant and equipment, net	754,135	674,729
Restricted cash	—	765
Deferred charges, net	97,234	72,075
Deferred tax assets, net	16,034	—
Operating lease right-of-use assets	17,802	20,748
Finance lease right-of-use assets	10,516	1,142
Other assets	57	57

Total assets	$1,152,787	$1,026,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,251	$71,092
Accrued interest	3,571	578
Accrued payroll and benefits	24,429	22,267
Current maturities of long-term debt, net of original issue discount of $1,021 and $0, and deferred financing costs of $334 and $0, respectively	30,259	—
Operating lease liabilities	3,532	5,037
Finance lease liabilities	4,809	457
Accrued taxes payable	9,363	9,914
Deferred revenue	3,918	6,694
Other current liabilities	4,137	1,962

Total current liabilities	142,269	118,001
Long-term debt, net of original issue discount of $4,742 and $6,750, and deferred financing costs of $1,618 and $2,019, respectively	410,352	441,231
Deferred tax liabilities, net	—	6,049
Operating lease liabilities	17,245	18,861
Financing lease liabilities	6,195	589
Other long-term liabilities	8,364	7,594

Total long-term liabilities	442,156	474,324

Total liabilities	584,425	592,325

STOCKHOLDERS’ EQUITY:
Common stock: $0.00001 par value; 50,000 shares authorized; 5,232 and 5,367 shares issued and outstanding, respectively	—	—
Additional paid-in capital	259,166	264,869
Retained earnings	311,337	176,761
Accumulated other comprehensive loss	(2,141)	(7,488)

Total stockholders’ equity	568,362	434,142

Liabilities and stockholders’ equity	$1,152,787	$1,026,467

The accompanying notes are an integral part of these consolidated financial statements.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year ended December 31,
	2025	2024	2023
Revenues:
Vessel revenues	$669,004	$592,246	$528,780
Non-vessel revenues	50,826	48,605	44,669

	719,830	640,851	573,449
Costs and expenses:
Operating expense	376,291	364,584	305,463
Depreciation expense	41,554	37,812	26,355
Amortization expense	43,815	26,734	21,496
General and administrative expense	74,461	71,110	66,108
Stock-based compensation expense	7,723	9,384	19,097

	543,844	509,624	438,519

Gain on sale of assets	13,222	42	2,702

Operating income	189,208	131,269	137,632
Interest expense	32,559	26,382	39,802
Interest income	6,518	5,763	9,755

Net interest expense	26,041	20,619	30,047

	163,167	110,650	107,585

Other income (expense):
Loss on early extinguishment of debt	(67)	—	(1,236)
Postponed offering costs	—	(9,136)	(3,693)
Foreign currency loss	(692)	(1,434)	(1,559)
Fair value adjustment of liability-classified warrants	—	5,412	(10,917)
Other income (loss)	—	(8)	853

	(759)	(5,166)	(16,552)

Income before income taxes	162,408	105,484	91,033
Income tax expense (benefit)	(10,982)	12,682	16,495

Net income	$173,390	$92,802	$74,538

Basic earnings per common share	$10.86	$5.43	$4.38

Diluted earnings per common share	$9.60	$4.83	$3.89

The accompanying notes are an integral part of these consolidated financial statements.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year ended December 31,
	2025	2024	2023
Net income	$173,390	$92,802	$74,538
Other comprehensive income:
Foreign currency translation income (loss), net of tax	5,347	(9,577)	2,153

Total comprehensive income	$178,737	$83,225	$76,691

The accompanying notes are an integral part of these consolidated financial statements.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Common Shares	Warrants	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity
Balance at January 1, 2023	5,386	11,377	$—	$197,006	$73,890	$(64)	$270,832
Issuance of common stock and warrants	168	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	18,828	—	—	18,828
Shares withheld for employee withholding taxes	—	—	—	(5,058)	—	—	(5,058)
Net income	—	—	—	—	74,538	—	74,538
Foreign currency translation income, net	—	—	—	—	—	2,153	2,153

Balance at December 31, 2023	5,554	11,377	$—	$210,776	$148,428	$2,089	$361,293

Issuance of common stock and warrants	88	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	8,588	—	—	8,588
Shares withheld for employee withholding taxes	—	—	—	(3,716)	—	—	(3,716)
Creditor Warrants reclassified to equity	—	1,592	—	70,063	—	—	70,063
Common Stock, Jones Act Warrants, and Creditor Warrants repurchased	(275)	(945)	—	(13,929)	(64,469)	—	(78,398)
MIP awards repurchased	—	—	—	(6,913)	—	—	(6,913)
Net income	—	—	—	—	92,802	—	92,802
Foreign currency translation loss, net	—	—	—	—	—	(9,577)	(9,577)

Balance at December 31, 2024	5,367	12,024	$—	$264,869	$176,761	$(7,488)	$434,142

Issuance of common stock and warrants	52	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	7,028	—	—	7,028
Shares withheld for employee withholding taxes	—	—	—	(1,397)	—	—	(1,397)
Common Stock, Jones Act Warrants, and Creditor Warrants repurchased	(187)	(440)	—	(7,586)	(38,814)	—	(46,400)
MIP awards repurchased	—	—	—	(3,748)	—	—	(3,748)
Net income	—	—	—	—	173,390	—	173,390
Foreign currency translation income, net	—	—	—	—	—	5,347	5,347

Balance at December 31, 2025	5,232	11,584	$—	$259,166	$311,337	$(2,141)	$568,362

The accompanying notes are an integral part of these consolidated financial statements.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$173,390	$92,802	$74,538
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	41,554	37,812	26,355
Amortization expense	43,815	26,734	21,496
Stock-based compensation expense	7,723	9,384	19,097
Loss on early extinguishment of debt	67	—	1,236
Provision for (recovery of) credit losses	(418)	1,622	551
Deferred tax expense (benefit)	(6,049)	4,607	1,340
Amortization of deferred financing costs and original issue discount	1,889	213	383
Amortization of deferred contract-specific costs of sales	2,774	700	1,028
Accumulated (refinanced) paid-in-kind-interest	—	(74,375)	7,763
Mark-to-market adjustment of creditor warrants	—	(5,412)	10,917
Gain on sale of assets	(13,222)	(42)	(2,702)
Changes in operating assets and liabilities:
Accounts receivable	(16,203)	(25,706)	(8,553)
Deferred drydocking charges	(63,921)	(59,491)	(29,828)
Other current and long-term assets	(24,439)	(1,198)	(3,550)
Accounts payable	(7,085)	11,151	15,385
Accrued interest	2,993	338	(160)
Accrued liabilities and other liabilities	(793)	(2,662)	10,819

Net cash provided by operating activities	142,075	16,477	146,115

CASH FLOWS FROM INVESTING ACTIVITIES:
Maintenance capital improvements	(23,123)	(16,171)	(7,745)
Growth capital expenditures	(45,413)	(55,536)	(128,547)
Commercial capital expenditures	(51,232)	(47,619)	(33,864)
Non-vessel capital expenditures	(8,364)	(753)	(1,087)
Net proceeds from sale of assets	13,434	59	2,898

Net cash used in investing activities	(114,698)	(120,020)	(168,345)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of first-lien replacement term loans due 2024	—	—	(70,605)
Partial repayment of second-lien term loans due 2033	(1,674)	—	—
Deferred financing costs	(273)	(4,901)	—
Cash paid in lieu of shares	—	(70)	(54)
Cash paid for withholding taxes on net share settlements	(1,397)	(3,716)	(5,058)
Principal payments under finance lease obligations	(1,844)	(396)	(287)
Redemption premium on second-lien term loans due 2026	—	(5,117)	—
Cash settlement of equity awards	(4,199)	(7,754)	—
Repurchase of common stock	(46,400)	(78,398)	—
Repayment of second-lien term loans due 2026	—	(274,626)	—
Net proceeds from second-lien term loans due 2033	—	443,250	—
Other cash flows from financing activities	(178)	—	(34)

Net cash provided by (used in) financing activities	(55,965)	68,272	(76,038)

Effects of foreign currency exchange rate changes on cash	1,187	(3,981)	1,437

Net decrease in cash and cash equivalents	(27,401)	(39,252)	(96,831)

Cash, cash equivalents and restricted cash at beginning of period	81,568	120,820	217,651

Cash, cash equivalents and restricted cash at end of period	$54,167	$81,568	$120,820

SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITIES:
Cash paid for interest	$39,865	$29,404	$32,970

Refinanced paid-in-kind interest	$—	$74,375	$—

Cash paid for income taxes, net of refunds	$15,916	$20,810	$9,311

The accompanying notes are an integral part of these consolidated financial statements.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

Nature of Operations and Basis of Presentation

Hornbeck Offshore Services, Inc., or the Company, was incorporated in the state of Delaware in 1997. The Company, through its subsidiaries, operates offshore supply vessels, or OSVs, multi-purpose support vessels, or MPSVs, and a shore-base facility to provide marine transportation, logistics support and specialty services to customers in the offshore oil and gas exploration industry, primarily in the U.S. Gulf of America, or the GoA, Latin America and select international markets, as well as diversified non-oilfield markets, including military support services, renewable energy development and other non-oilfield service offerings in various markets. The consolidated financial statements include the accounts of Hornbeck Offshore Services, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior-year results to conform to current-year presentation.

2. Summary of Significant Accounting Policies

Revenue Recognition

The services that are provided by the Company represent a single performance obligation under its contracts that are satisfied at a point in time or over time. Revenues are earned primarily by (i) chartering the Company’s vessels, including the operation of such vessels, (ii) providing vessel management services to third-party vessel owners, and (iii) providing shore-based port facility services, including rental of land. Revenues associated with performance obligations satisfied over time are recognized on a daily basis throughout the contract period.

Cash and Cash Equivalents

Cash and cash equivalents consist of all highly liquid investments in money market funds, deposits and investments available for current use with an initial maturity of three months or less.

Restricted Cash

The Company considers cash as restricted when there are contractual agreements that govern the use or withdrawal of the funds.

Accounts Receivable

Accounts receivable consists of trade receivables, net of reserves, plus amounts to be rebilled to customers.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. However, upon adoption of fresh-start accounting effective September 4, 2020, the Company’s property, plant and equipment recorded as of that date was adjusted to its estimated fair market value in accordance with ASC 852, Reorganizations. Depreciation and amortization of equipment and leasehold improvements are computed using the straight-line method based on the estimated useful lives and estimated salvage values of the related assets. Major modifications and improvements that extend the useful life or functional operating capability of a vessel are capitalized and depreciated over the remaining useful life of the vessel. Estimated useful lives and salvage values are reassessed when there are relevant indications that the original estimates may no longer be appropriate. Gains and losses from retirements or other dispositions are recognized as incurred.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated useful lives by classification are as follows:

Offshore supply vessels	25 years
Multi-purpose support vessels	25 years
Non-vessel property, plant and equipment	3-15 years

Deferred Charges

The Company’s vessels are required by regulation to be recertified after certain periods of time. The Company defers the drydocking costs incurred due to regulatory marine inspections and amortizes the costs on a straight-line basis over the period to be benefited from such expenditures (typically between 24 and 36 months).

Mobilization Costs

The Company occasionally incurs mobilization costs to prepare its vessels and/or transit them to and from certain regions in order to obtain and fulfill vessel charter contracts. These contract-specific costs are typically expensed as incurred, but may in certain circumstances be deferred and amortized over the contract term dependent upon criteria set forth in ASC 606, Revenue from Contracts with Customers, and ASC 340, Other Assets and Deferred Costs.

Stock-Based Compensation

Stock-based compensation awards are accounted for in accordance with ASC 718, Compensation – Stock Compensation, which requires all share-based payments to the Company’s employees and directors to be recognized in the consolidated financial statements based on their fair values on the grant date. The fair value of the underlying common stock is based upon a valuation of the Company’s equity developed with the assistance of third-party valuation experts using a combination of income and market approaches as of the appropriate measurement date. The Company recognizes compensation expense on a straight-line basis over the expected vesting period of stock-based awards that are ultimately expected to vest based on their estimated fair value on the grant date. Forfeitures are recognized during the period in which they actually occur.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a statutory change in tax rates is recognized in income in the period that includes the enactment date. The provision for income taxes includes provisions for federal, state and foreign income taxes. Interest and penalties relating to uncertain tax positions are recorded as interest expense and general and administrative expenses, respectively. In addition, the Company provides a valuation allowance for deferred tax assets if it is more likely than not that such items will either expire before the Company is able to realize the benefit or the future deductibility is uncertain.

The Company has made an accounting policy election to account for global intangible low-taxed income, or GILTI, in the year the tax is incurred.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Legal Liabilities

In the ordinary course of business, the Company may become party to lawsuits, administrative proceedings, or governmental investigations. These matters may involve large or unspecified damages or penalties that may be sought from the Company and may require years to resolve. The Company records a liability related to a loss contingency for such legal matters in accrued liabilities if the Company determines the loss to be both probable and estimable. The liability is recorded for an amount that is management’s best estimate of the loss, or when a best estimate cannot be made, the minimum loss amount of a range of possible outcomes. Significant judgment is required in estimating such liabilities, the results of which can vary significantly from the actual outcomes of lawsuits, administrative proceedings or governmental investigations.

Foreign Currency Transaction Gains and Losses

Foreign currency transaction gains and losses are recorded in the period incurred except for advances to and investments in foreign subsidiaries. Foreign currency gains and losses related to advances to or investments in foreign operations are accounted for as a foreign currency translation adjustment and recorded as other comprehensive income (loss). The balances in accumulated other comprehensive loss as of December 31, 2025 and 2024 relate primarily to the Company’s long-term investments in its foreign subsidiaries.

Warrants

Common stock warrants are accounted for as either equity instruments or, in the case of 2023 and 2024, liabilities for certain warrants depending on the specific terms of the applicable warrant agreement. Warrants that were classified as liabilities were recorded at their estimated fair value on a recurring basis at each applicable balance sheet date. Changes in the estimated fair value of such warrants were recognized as a non-cash gain or loss on the applicable consolidated statements of operations. All outstanding warrants are reassessed each reporting period to determine whether their classification continues to be appropriate.

Fair Value of Financial Instruments

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period pursuant to ASC 820, Fair Value Measurements. Each applicable asset and liability carried at fair value is required to be classified into one of the following categories:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities

•	Level 2: Observable market-based inputs or observable inputs that are corroborated by market data

•	Level 3: Unobservable inputs that are not corroborated by market data

Fair value is calculated based on assumptions that market participants would use in pricing assets and liabilities. Significant judgments are required in the determination of these assumptions.

Leases

The Company determines if an agreement is a lease or contains a lease at inception. The lease term for accounting purposes may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. Right-of-use assets and the corresponding lease liabilities are recorded at the commencement date based on the present value of lease payments over the expected lease term. For all leases except vehicle finance leases, the Company uses its incremental borrowing rate, which would be the rate incurred to borrow on a collateralized basis over a similar term in a similar economic environment, to calculate the present value of lease payments. The Company uses the rate implicit in the lease for vehicle finance leases.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is obligated under certain operating leases for shore-based facilities, office space, temporary housing, equipment and vehicles. The Company is obligated under finance leases for vehicles and equipment. Such leases will often include options to extend the lease and the Company will include option periods that, on commencement date, it is reasonably likely that it will exercise. Some leases may require variable lease payments such as real estate taxes and maintenance expenses. These costs are expensed in the period in which they are incurred. The Company’s vehicle finance leases contain residual value guarantees, which may require additional payments at the end of the lease term if the net book value of the vehicle is less than the greater of the wholesale value of such vehicle or 20% of the delivered price of the vehicle.

For leases with a term of 12 months or less, the Company has made a policy election in which the right-of-use asset and lease liability will not be recognized on its balance sheet.

Reportable Segments

The Company has one reportable segment, which encompasses all aspects of its marine transportation services business. As the chief operating decision maker, our Chief Executive Officer evaluates the Company’s operating results on a consolidated basis to assess performance and allocate resources. While the Company’s vessels operate in various geographic regions and customer markets, they are centrally managed, share multiple forms of common costs, provide similar or complementary marine transportation services, are manned by crews that may move from location to location or market to market as needed, and are marketed on a portfolio basis with the goal of maximizing net income, Adjusted EBITDA and Adjusted Free Cash Flow and generating the highest possible rate of return on invested capital without a permanent commitment of particular assets to any specific geographic region or customer market.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Recent Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements that could have a material effect on the Company’s consolidated financial statements:

Standard	Description	Date of Adoption	Effect on the financial statements and other significant matters
Standards that have been adopted:

ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures	The amendments in this update improve reportable segment disclosure requirements, primarily related to significant segment expenses. In addition, the amendments enhance interim disclosures, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new disclosure requirements for entities with a single reportable segment, and contain other related disclosure requirements. Retrospective application is required. Early adoption is permitted.	Effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024.	The Company adopted the annual reporting requirements under ASU No. 2023-07 on January 1, 2024 and the interim disclosure requirements on January 1, 2025. This adoption had no material impact on its consolidated financial statements.

ASU No. 2023-05, Business Combinations - Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement	This standard requires a joint venture to initially measure all contributions received upon its formation at fair value. ASU No. 2023-05 requires prospective application for all newly-formed joint venture entities with a formation date on or after January 1, 2025. Joint ventures formed prior to the adoption date may elect to apply the guidance retrospectively back to their original formation date. Early adoption is permitted.	January 1, 2025	The Company adopted ASU No. 2023-05 on January 1, 2025 and elected to apply the standard prospectively. The adoption had no material impact on its consolidated financial statements.

ASU No. 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets	This standard amends ASU 326, Financial Instruments - Credit Losses, to provide a practical expedient that allows entities to assume the current conditions as of the balance sheet date remain unchanged for the remaining life of the asset in the development of a reasonable and supportable forecast for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. ASU No. 2025-05 must be applied prospectively. Early adoption is permitted.	Effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years.	The Company adopted the practical expedient of ASU No. 2025-05 on September 1, 2025. The adoption had no material impact on its consolidated financial statements.

ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures	This standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information on income taxes paid. ASU No. 2023-09 requires prospective application with the option to apply the standard retrospectively. Early adoption is permitted.	January 1, 2025	The Company adopted ASU No. 2023-09 on January 1, 2025 and elected to apply the standard prospectively. The adoption had no material impact on its consolidated financial statements, and the Company’s 2025 year-end financial statements contain additional disclosures to address the requirements of this ASU.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASU No. 2024-01, Compensation - Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards	This standard clarifies how an entity determines whether a profits interest or similar award is (1) within the scope of ASC 718 or (2) not a share-based payment arrangement and therefore within the scope of other guidance. ASU No. 2024-01 may be applied prospectively or retrospectively. Early adoption is permitted.	January 1, 2025	The Company adopted ASU No. 2024-01 on January 1, 2025 and elected to apply the standard prospectively. The adoption had no material impact on its consolidated financial statements.

Standards that have not been adopted:

ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses	This standard improves the disclosures about an entity’s expenses and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. ASU No. 2024-03 may be applied prospectively or retrospectively. Early adoption is permitted.	Effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027	The Company will adopt the annual reporting requirements of ASU No. 2024-03 on January 1, 2027 and the interim disclosure requirements on January 1, 2028 and elect to apply the standard prospectively. The Company does not believe that the implementation of this guidance will have a material impact on its consolidated financial statements.

ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements	This standard improves the navigability of the required interim disclosures and clarifies when ASC 270 is applicable and what disclosures need to be provided in interim reporting. ASU No. 2025-11 may be applied prospectively or retrospectively. Early adoption is permitted.	Effective for interim reporting periods within annual reporting periods beginning after December 15, 2027.	The Company will adopt the interim reporting requirements of ASU No. 2025-11 on January 1, 2028 and elect to apply the standard prospectively. The Company does not believe that the implementation of this guidance will have a material impact on its consolidated financial statements.

ASU No. 2025-12, Codification Improvements	This standard contains targeted improvements to the Codification covering a broad range of topics. The amendments in this update represent changes to the Codification that clarify, correct errors or make minor improvements. The amendments make the Codification easier to understand and apply. ASU No. 2025-12 may be applied prospectively or retrospectively. Early adoption is permitted.	Effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods.	The Company will adopt the reporting requirements of ASU No. 2025-12 on January 1, 2027 and elect to apply the standard prospectively. The Company does not believe that the implementation of this guidance will have a material impact on its consolidated financial statements.

4. Allowance for Credit Losses

The Company’s customers are primarily major and independent, domestic and international, oil and oilfield service companies, as well as national oil companies, the U.S. military and offshore wind companies. The Company’s customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company usually does not require collateral but does occasionally require letters of credit or payment-in-advance if undue credit risk is determined to exist with a particular contract or customer. The Company provides an estimate for credit losses based primarily on management’s judgment using the relative age of customer balances, historical losses, current economic conditions and individual evaluations of each customer to record an allowance for credit losses. Direct write-offs of receivables only occur when amounts are deemed uncollectible and all options for collection have been exhausted.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for credit losses was as follows (in thousands):

	December 31,
	2025	2024	2023
Balance at January 1	$7,929	$6,307	$5,786
Current period provision for (recovery of) credit losses	(418)	1,622	551
Write-offs	—	—	(30)

Balance at December 31	$7,511	$7,929	$6,307

5. Revenues from Contracts with Customers

The services that are provided by the Company represent a single performance obligation under its contracts that are satisfied at a point in time or over time. Revenues are earned primarily by (i) chartering the Company’s vessels, including the operation of such vessels, (ii) providing vessel management services to third-party vessel owners, and (iii) providing shore-based port facility services, including rental of land. The services generating these revenue streams are provided to customers based on contracts that include fixed or determinable prices and do not generally include right of return or other significant post-delivery obligations. The Company’s vessel revenues, vessel management revenues and port facility revenues are recognized either at a point in time or over the passage of time when the customer has received or is receiving the benefit from the applicable service. Revenues are recognized when the performance obligations are satisfied in accordance with contractual terms and in an amount that reflects the consideration that the Company expects to be entitled to in exchange for the services rendered or rentals provided. Revenues are recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Invoices are typically billed to customers on a monthly basis, and payment terms on customer invoices typically range 30 to 60 days.

A performance obligation under contracts with the Company’s customers to render services is the unit of account under ASC 606, Revenue from Contracts with Customers. The Company accounts for services rendered separately if they are distinct and the service is separately identifiable from other items provided to a customer and if a customer can benefit from the services rendered provided on its own or with other resources that are readily available to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

As of December 31, 2025, the Company had certain remaining performance obligations representing contracted vessel revenue for which work had not been performed and such contracts had an original expected duration of more than one year. As of December 31, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations for such contracts totaled $229.2 million, of which $102.1 million is expected to be fully recognized in 2026, $62.8 million in 2027, and $64.3 million in years beyond 2027. These amounts are a result of multi-year vessel charters that commenced in 2024 and 2025.

As of December 31, 2025, the Company had $3.9 million of deferred revenue included in current liabilities related to unsatisfied performance obligations that will be recognized during 2026.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of Revenues

The Company recognized revenues as follows (in thousands):

	Year Ended December 31,
	2025	2024	2023
Vessel revenues	$669,004	$592,246	$528,780
Vessel management revenues	48,102	45,894	43,128
Shore-based facility revenues	2,724	2,711	1,541

	$719,830	$640,851	$573,449

Revenues by geographic region (1) were as follows (in thousands, except for % of Total):

	Year Ended December 31,
	2025	% of Total	2024	% of Total	2023	% of Total
United States	$510,942	71.0%	$478,052	74.6%	$432,621	75.4%
International (2)	208,888	29.0%	162,799	25.4%	140,828	24.6%

	$719,830	100.0%	$640,851	100.0%	$573,449	100.0%

(1)	The Company attributes revenues to individual geographic regions based on the location where services are performed.
(2)

International revenues of $111.8 million, $88.4 million and $53.2 million were attributed to services performed in Brazil for the years ended December 31, 2025, 2024 and 2023, respectively. International revenues of $34.7 million, $27.5 million and $2.9 million were attributed to services performed in Colombia for the years ended December 31, 2025, 2024 and 2023, respectively. International revenues of $33.0 million, $32.3 million and $62.1 million were attributed to services performed in Mexico for the years ended December 31, 2025, 2024 and 2023, respectively. Revenues attributed to other countries were not individually material for the periods presented.

Major Customers

Revenues from the following customers represented 10% or more of consolidated revenues:

	Year Ended December 31,
	2025	2024	2023
Customer A	16%	16%	16%
Customer B	15%	15%	n/a (1)
Customer C	n/a (1)	13%	20%

(1)	Customer represented less than 10% of consolidated revenues in such period.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Earnings Per Share

Basic earnings per common share was calculated by dividing net income by the weighted-average number of common shares and Jones Act Warrants outstanding during the period. Diluted earnings per common share was calculated by dividing net income by the weighted-average number of common shares and Jones Act Warrants outstanding during the period plus the effect of dilutive Creditor Warrants, dilutive stock options and restricted stock unit awards. Weighted-average number of common shares outstanding was calculated by using the sum of the shares and Jones Act Warrants determined on a daily basis divided by the number of days in the period.

The table below reconciles the Company’s earnings per share (in thousands, except for per share data):

	Year Ended December 31,
	2025	2024	2023
Net income	$173,390	$92,802	$74,538

Weighted-average number of shares of common stock outstanding(1)(2)	15,959	17,093	17,004
Add: Net effect of dilutive stock options, restricted stock units, and Creditor Warrants(3)(4)(5)	2,096	2,104	2,153

Weighted-average number of dilutive shares of common stock outstanding	18,055	19,197	19,157

Earnings per common share:
Basic earnings per common share	$10.86	$5.43	$4.38

Diluted earnings per common share	$9.60	$4.83	$3.89

(1)

The Company included 10,462, 11,375 and 11,377 Jones Act Warrants in the weighted-average number of shares of common stock outstanding for the years ended December 31, 2025, 2024 and 2023, respectively, which represents the weighted-average number of Jones Act Warrants existing at each period-end. See Note 12 to these consolidated financial statements for further information regarding the Jones Act Warrants.

(2)

Includes 105 fully vested, equity-settled restricted stock units that will be settled on the earlier of the occurrence of a contractually-designated event and the passage of a certain period of time for the years ended December 31, 2025, 2024 and 2023, respectively.

(3)

Includes 117, 132 and 196 unvested restricted stock units and 619, 620 and 611 contingently-exercisable, vested restricted stock units in the weighted average calculation for the years ended December 31, 2025, 2024 and 2023, respectively.

(4)

Includes 454, 459 and 476 dilutive unvested stock options granted under the MIP in the weighted-average calculation for the years ended December 31, 2025, 2024 and 2023, respectively. Dilutive unvested stock options issued by the Company are expected to fluctuate from quarter to quarter depending on the Company’s performance compared to a predetermined set of performance criteria. See Note 13 to these consolidated financial statements for further information regarding the Company’s stock options granted under the MIP.

(5)	Includes 906, 893 and 870 of in-the-money Creditor Warrants in the weighted-average calculation for the years ended December 31, 2025, 2024 and 2023, respectively.

7. Defined Contribution Plan

The Company offers a 401(k) plan to all full-time employees. Employees must be at least eighteen years of age to participate and become eligible the first of the month following their date of hire. Participants may elect to defer up to 60% of their base compensation and up to 100% of incentive compensation, subject to certain statutorily established limits. The Company may elect to make annual matching and profit sharing contributions to the 401(k) plan. During the years ended December 31, 2025, 2024 and 2023, the Company made contributions to the 401(k) plan of approximately $5.4 million, $7.1 million and $5.6 million, respectively.

8. Deferred Charges

The amounts reported for deferred charges on the consolidated balance sheets as of December 31, 2025 and 2024, include costs associated with ongoing drydockings. Included in such capital costs are accruals for vendor costs incurred but not yet invoiced and paid. These accrual amounts totaling $7.2 million and $6.3 million as of December 31, 2025 and 2024, respectively, are excluded from cash flows from operating activities on the consolidated statement of cash flows as non-cash items for the periods presented.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the second quarter of 2023, the Company postponed a planned senior debt offering to refinance all of its then-existing debt. As a result, the Company recorded a non-recurring charge of $3.7 million for previously deferred expenses incurred in connection with the terminated process as a refinancing did not occur within 90 days of the postponement date. Pursuant to ASC 340, Other Assets and Deferred Costs, costs associated with a postponed or terminated offering of debt or equity securities must be expensed if the offering is not completed or expected to be completed within 90 days of the postponement.

Similarly, in the fourth quarter of 2024, the Company postponed its plans to launch an initial public offering, or IPO. As a result, the Company recorded a non-recurring charge of $9.1 million for previously deferred expenses incurred in connection with the postponed IPO process as a public offering of its equity did not occur within the 90-day period from the effective postponement.

9. Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,
	2025	2024
Offshore supply vessels and multi-purpose support vessels	$787,262	$627,237
Non-vessel related property, plant and equipment	16,007	8,288
Less: Accumulated depreciation	(145,267)	(103,564)

	658,002	531,961

Construction in progress (1)	96,133	142,768

	$754,135	$674,729

(1)

Includes $2.6 million and $10.0 million of accrued accounts payable as of December 31, 2025 and 2024, respectively. These amounts were excluded from the consolidated statement of cash flows as non-cash items for the respective periods.

The table below presents net book value of property, plant and equipment by geographic regions(1) (in thousands, except for % of Total):

	As of December 31,
	2025	% of Total	2024	% of Total
United States	$678,216	89.9%	$598,481	88.7%
International(2)	75,919	10.1%	76,248	11.3%

	$754,135	100.0%	$674,729	100.0%

(1)

Book values are attributed to geographic regions based on the country of domicile of the specific asset-owning subsidiary of the Company, not the physical operating location of the asset as of any of the dates presented.

(2)

International property, plant and equipment of $65.4 million and $68.7 million were owned by certain Mexican subsidiaries of the Company as of December 31, 2025 and 2024, respectively. Property, plant and equipment attributed to other countries were not individually material as of any of the dates presented.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HOS C/SOV + Flotel MPSV Delivery

In July 2023, the Company announced that it had contracted Eastern Shipbuilding Group, Inc. to convert one of its U.S.-flagged, Jones Act-qualified, HOSMAX 280 class DP-2 OSVs acquired from the U.S. Department of Transportation’s Maritime Administration (“MARAD”) into a MPSV for dual-service as either a C/SOV or flotel to meet the growing demand of the U.S. offshore wind or oilfield markets for large personnel accommodations with “walk-to-work” capability. Following delivery from the shipyard in early November 2025, the converted vessel was placed into active service and commenced a charter to support an offshore wind project off the U.S. East Coast. The total cost of the conversion totaled $107.6 million, including owner-furnished equipment, outfitting, engineering, overhead costs and capitalized interest.

ECO Acquisitions

On January 10, 2022, the Company entered into definitive vessel purchase agreements with certain affiliates of Edison Chouest Offshore, or collectively ECO, to acquire up to ten high-spec, 280 class DP-2 OSVs for an aggregate price of $130.0 million. In November 2022, ECO exercised an option to terminate the vessel purchase agreements relating to the last four of such vessels. ECO refunded initial deposits of $1.5 million in the aggregate and paid an additional amount equal to such deposits as a termination fee. After accounting for such terminations and certain purchase price adjustments, the aggregate purchase price for ECO Acquisitions #1 was $82.4 million. Pursuant to the purchase agreements, final payment and the transfer of ownership of each of the vessels occurred on the date of delivery and acceptance for such vessel following the completion of reactivation and regulatory drydockings by ECO. The Company took delivery of the six vessels between May 2022 and August 2023.

On December 22, 2022, the Company executed a controlling purchase agreement with Nautical Solutions, L.L.C., or Nautical, an ECO affiliate. Pursuant to the controlling purchase agreement, the Company subsequently entered into separate, individual vessel purchase agreements to acquire six high-spec, 280 class DP-2 OSVs from Nautical for $17.0 million per vessel. Nautical completed regulatory drydocking and reactivation activities for each vessel prior to closing. The Company took delivery of the six vessels between July 2023 and January 2024. The Company paid an aggregate of $102.0 million for the original purchase price and $9.4 million in purchase price adjustments associated with discretionary enhancements, additional outfitting, and post-closing modifications for the six vessels.

The Company determined that substantially all of the fair value of the assets acquired from ECO, and Nautical are concentrated in a group of similar identifiable assets and therefore, has accounted for such transactions as asset acquisitions under ASU 2017-01. The Company did not acquire any contracts, employees, business systems, trade names or trademarks in connection with these acquisitions.

10. Long-Term Debt

As of the dates indicated below, the Company had the following outstanding long-term debt (in thousands):

	December 31,
	2025	2024
First Lien Revolving Credit Facility due 2029	$—	$—
Second Lien Term Loans due 2033, net of original issue discount of $5,763 and $6,750 and deferred financing costs of $1,952 and $2,019, respectively	440,611	441,231

	$440,611	$441,231
Less: Current maturities	(30,259)	—

	$410,352	$441,231

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Annual maturities of outstanding debt as of December 31, 2025 are as follows (in thousands):

2026	31,614
2027	37,639
2028	41,222
2029	45,362
2030	49,803
Thereafter	242,686

$448,326

The table below summarizes the Company’s monthly cash interest payments (in thousands):

	Cash Interest Payments(1)	Payment Dates
First Lien Revolving Credit Facility due 2029	$—	Variable (determined on date of draw)
Second Lien Term Loans due 2033	3,402	First day of each month

(1)

As of December 31, 2025, there were no revolving loan amounts outstanding under the First Lien Revolving Credit Facility. The First Lien Revolving Credit Facility is subject to an unused fee of 1.0% per annum, paid quarterly, as applicable.

The Company incurred $44.7 million of interest related to debt instruments in 2025 of which $13.2 million related to certain capital projects was capitalized to the consolidated balance sheet as of December 31, 2025. In 2024 and 2023, the Company incurred $30.0 million and $41.0 million of interest related to debt instruments, respectively, of which $4.5 million and $1.5 million was recorded to capitalized interest during such years.

First Lien Revolving Credit Facility

On August 13, 2024, the Company entered into a first-lien revolving credit facility pursuant to that certain Credit Agreement with DNB Bank ASA, New York Branch, as administrative agent, Wilmington Trust, National Association, as collateral agent, and the lenders party thereto, or the First Lien Revolving Credit Facility. The current aggregate undrawn commitments for the revolving loans, or the Revolving Loans, under the First Lien Revolving Credit Facility total $75.0 million. The First Lien Revolving Credit Facility also provides for a customary uncommitted incremental facility in an amount up to $50.0 million. The Company’s ability to borrow under the First Lien Revolving Credit Facility is subject to customary conditions precedent, including no default or event of default, representations and warranties being true and correct in all material respects, and pro forma compliance with the financial covenants therein.

The First Lien Revolving Credit Facility will mature on August 13, 2029. Borrowings under the First Lien Revolving Credit Facility will be comprised of Base Rate Loans or SOFR Rate Loans, at the option of the Company, and accrue interest as follows: (A) for Revolving Loans that are Base Rate Loans, a rate ranging from 1.75% to 2.75% (depending on the total net leverage ratio in effect at such time) per annum, plus the greatest of: (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) the Adjusted Term SOFR rate for a one month interest period on such day after giving effect to a floor of 0.00% per annum, plus 1.00% and (B) for Revolving Loans that are SOFR Rate Loans, a rate ranging from 2.75% to 3.75% (depending on the total net leverage ratio in effect at such time) per annum plus the Term SOFR rate, subject to a 0.00% floor, plus a credit spread adjustment of 0.10% per annum.

The First Lien Revolving Credit Facility has customary affirmative and negative covenants, including restrictions on our ability to incur additional indebtedness, incur liens, make restricted payments, make optional prepayments on junior financings, and make asset sales, in each case, subject to customary exceptions and baskets. The First Lien Revolving Credit Facility is subject to financial covenants that require us to have (i) a maximum revolving credit facility net leverage ratio (measured by Revolving Loans outstanding, net of unrestricted cash and cash equivalents of up to $25.0 million) of no more than 1.00 to 1.00, (ii) minimum liquidity (measured by unrestricted cash and cash equivalents, together

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with undrawn Revolving Loan commitments) of $25.0 million, (iii) a collateral coverage ratio (measured by total first and second lien debt outstanding) of no less than 1.50 to 1.00, and (iv) a revolving credit facility collateral coverage ratio (measured by total Revolving Loan commitments, whether or not drawn) of no less than 3.00 to 1.00, in each case, tested on the facility closing date, and thereafter at the end of each fiscal quarter, beginning with our first full fiscal quarter ending after the facility closing date. However, failure to meet such financial covenants will not result in a default or event of default at any time when no Revolving Loans are outstanding and will instead prohibit us from borrowing any Revolving Loans under the First Lien Revolving Credit Facility until certain conditions precedent to borrowing are satisfied. To the extent the financial covenants under the First Lien Revolving Credit Facility are not met as of the end of any fiscal quarter, we will have the opportunity to cure such financial covenant shortfall by making a mandatory prepayment of the Revolving Loans in an amount such that compliance with such financial covenants would be met on a pro forma basis following such prepayment prior to the occurrence of any default or event of default thereunder.

The Company incurred $2.9 million in deferred financing costs paid to third parties related to the First Lien Revolving Credit Facility, which were recorded in deferred charges on the consolidated balance sheet. As of December 31, 2025, there were no amounts outstanding under the First Lien Revolving Credit Facility. On March 4, 2026, the Company drew $25.0 million of cash borrowings under such facility. The 30-day SOFR interest rate related to these borrowings is 7.01%.

Second Lien Term Loans

Second Lien Term Loans due 2033

On December 27, 2024, the Company entered into a second-lien term loan credit agreement with Stonebriar Commercial Finance, LLC, as administrative agent, and Wilmington Trust, National Association, as collateral trustee, and the lenders party thereto, resulting in $450.0 million of second-lien term loans with a maturity date of January 1, 2033, or the Second Lien Term Loans due 2033. The Company received proceeds of $443.3 million, net of a 1.5% origination fee, and utilized such proceeds to (i) repay in full the then-outstanding $349.0 million, including accumulated paid-in-kind interest, of Second Lien Term Loans due 2026, (ii) pay $7.0 million of related accrued cash interest, (iii) pay a $5.1 million associated redemption fee, (iv) pay $2.0 million in non-lender fees and expenses, and (v) partially fund the repurchase of $78.4 million of certain equity securities and $7.1 million of outstanding stock-based compensation awards associated with tender offers to purchase for cash such equity instruments in December 2024.

The Second Lien Term Loans due 2033 are scheduled to be repaid in (i) 12 consecutive equal monthly installments of interest, payable on the first day of each month commencing after January 1, 2025, (ii) followed by 84 consecutive equal monthly payments of principal and interest, payable on the first day of each consecutive month, and (iii) a final balloon payment in the amount of all unpaid principal, accrued and unpaid interest and any other amounts that may become due under the Second Lien Term Loan Credit Agreement on the maturity date of January 1, 2033. Borrowings bear interest at a fixed rate of 9.25% per annum. The Company may fully prepay all amounts due under the Second Lien Term Loan Agreement at any time prior to maturity, subject to the prepayment fee schedule set forth below. The Company is permitted to partially prepay between $50.0 million and $100.0 million prior to June 30, 2026 in connection with an initial public offering (directly or indirectly) and may make additional partial prepayments not to exceed $100.0 million in the aggregate at any time during the term of the Second Lien Term Loans due 2033. In the event of any prepayment (in whole or in part), the Company is subject to a prepayment fee equal to (i) 4.00% of the prepaid principal amount prior to December 27, 2025, (ii) 3.00% of the prepaid principal amount after December 27, 2025 but on or prior to December 27, 2026, (iii) 2.00% of the prepaid principal amount after December 27, 2026 but on or prior to December 27, 2027, and (iv) 1.00% of the prepaid principal amount thereafter.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Second Lien Term Loans due 2033 are guaranteed by certain of the Company’s domestic and foreign subsidiaries and are secured by a second priority security interest in, and lien on, all the Company’s U.S.-flagged vessels. The credit agreement contains customary representations and warranties, covenants and events of default, but only one financial maintenance covenant, which is a $25.0 million minimum cash liquidity requirement. The carrying value of the Company’s Second Lien Term Loans due 2033 approximates their fair value.

In May 2025, as a result of the sale of one U.S.-flagged vessel, the Company elected to make a $1.7 million principal payment, including related fees, on the Second Lien Term Loans due 2033, in lieu of adding a replacement vessel as collateral.

Second Lien Term Loans due 2026

On September 4, 2020, the Company, as borrower, and Hornbeck Offshore Services, LLC, as co-borrower, entered into a second-lien term loan credit agreement with its former first-lien term lenders, and Wilmington Trust, National Association, as administrative agent and collateral agent for the lenders, resulting in $287.6 million of second-lien term loans with a maturity date of March 31, 2026, or the Second Lien Term Loans due 2026. On December 27, 2024, the Company repaid in full the $349.0 million outstanding balance, inclusive of accumulated PIK interest, of Second Lien Term Loans due 2026, plus $7.0 million of related accrued cash interest and a $5.1 million redemption fee.

11. Liability-Classified Warrants

Upon issuance on September 4, 2020, the Company’s outstanding Creditor Warrants were accounted for as liabilities due to certain anti-dilution provisions in the Creditor Warrant Agreement, which indexed the warrants to other equity-linked instruments requiring their classification as a liability pursuant to ASC 815, Derivatives and Hedging. On December 10, 2024, the Creditor Warrant Agreement was amended to remove such anti-dilution provisions. As a result, the Creditor Warrants are effectively indexed to the Company’s common stock and are thus accounted for as stockholders’ equity since the effective date of the amendment. Accordingly, the Company reclassified the then-current fair value of the Creditor Warrants, or $70.1 million, from long-term liabilities to additional paid-in-capital on December 10, 2024.

The Creditor Warrants, when they were previously classified as liabilities, were recorded at their estimated fair value on a recurring basis at each balance sheet date. To estimate the fair value of the Creditor Warrants, the Company, assisted by third-party valuation advisors, used a Black-Scholes model that utilized the following input assumptions at the applicable valuation date: (i) the current estimated fair value of the underlying common stock based on a controlling interest equity valuation, (ii) the exercise price, (iii) the contractual expiry term, (iv) an estimated equity volatility based on the historical asset and equity volatilities of comparable publicly traded companies, (v) a term-matched risk-free rate based on the U.S. Treasury separate trading of registered interest and principal securities (STRIPS) yield, and (vi) an expected dividend yield. The Company’s third-party valuation advisors estimated the fair value of the underlying common stock using the income approach and the market approach with each equally weighted. The income approach involves the use of various judgmental assumptions including the use of prospective financial information, the weighted average cost of capital and an exit multiple. The fair value of the Creditor Warrants fell within Level 3 of the fair value hierarchy, as there was no active trading market and certain inputs of the Black-Scholes model are not observable or corroborated by available market data. Based on the lack of trading history of our privately-held equity, the Company considered the estimated fair value of its common stock to be the most critical assumption in the determination of the fair value of the Creditor Warrants.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The inputs to the Black-Scholes model utilized for the valuation of the Creditor Warrants at December 10, 2024 were as follows:

December 10,
2024
Fair value per share of the underlying common stock	$66.45
Warrant exercise price	$27.83
Remaining contractual term (years)	2.73
Expected volatility	55%
Risk-free rate	4.04%
Expected dividend yield	0%

Based on an independent external valuation performed as of December 10, 2024, the estimated fair value of the Creditor Warrants was determined to be $70.1 million, or $44.01 per warrant, representing an increase in value since their original issuance on September 4, 2020 of approximately $61.8 million, or $38.85 per warrant.

The following table summarizes the change in fair value of the liability-classified warrants for the years ended December 31, 2025, 2024 and 2023 (in thousands):

	December 31,
	2025	2024	2023
Beginning balance	$—	$75,475	$64,558
Issuances	—	—	—
Revaluations included in earnings, net	—	(5,412)	10,917
Exercises	—	—	—
Forfeitures/expirations	—	—	—
Reclassifications to equity	—	(70,063)	—

Ending balance	$—	$—	$75,475

There were no exercises of Creditor Warrants during the years ended December 31, 2025, 2024 and 2023. See Note 12 for further discussion related to the Creditor Warrants and the Company’s tender offers to purchase certain equity instruments for cash that were completed in December of 2025 and 2024.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Stockholders’ Equity

Common Stock

The Company is authorized to issue up to 50,000,000 shares of common stock, $0.00001 par value per share. The Company had issued and outstanding common shares totaling 5.2 million and 5.4 million as of December 31, 2025 and 2024, respectively.

Jones Act Warrants

The Jones Act, which applies to companies that engage in U.S. coastwise trade, requires that, among other things, the aggregate ownership of common stock by non-U.S. citizens be not more than 25% of the Company’s outstanding common stock. On September 4, 2020, in order to comply with the Jones Act, the Company entered into the Jones Act Warrant Agreement, pursuant to which the Company issued 10.5 million Jones Act Warrants to eligible non-U.S. citizens in settlement of certain then-existing liabilities and in connection with an equity rights offering. As part of a preemptive rights offering, the Company issued an additional 1.6 million Jones Act Warrants on December 22, 2021. As of December 31, 2025, holders of the Jones Act Warrants are entitled to acquire up to 10.1 million shares of common stock in the aggregate at an exercise price of $0.00001 per share, subject to the U.S. citizen determination procedures and any applicable adjustment as described in the Jones Act Warrant Agreement. There were no exercises of Jones Act Warrants during the years ended December 31, 2025 and 2024.

Creditor Warrants

On September 4, 2020, the Company entered into the Creditor Warrant Agreement, pursuant to which the Company issued 1.6 million Creditor Warrants. Subject to adjustment, if applicable, the Creditor Warrants are exercisable at $27.83 per share, which was based on an enterprise value of $621.2 million, for seven years from September 4, 2020 for: (i) one share of common stock per Creditor Warrant, or up to 1.6 million shares in the aggregate, or (ii) one Jones Act Warrant in lieu of common stock if the holder cannot establish, at the time of exercise, that it is a U.S. Citizen and conversion of the Creditor Warrant would result in a violation of the Jones Act.

The Creditor Warrants are freely tradable and are not subject to any restrictions on transfer that are not also applicable to the Company’s common stock. The warrant holders are not entitled to any of the rights of the Company’s stockholders, including the right to vote, receive dividends, or receive notice of, or attend, meetings or any other proceeding of the stockholders. In the event of a reorganization, reclassification, merger, sale of all or substantially all of the Company’s assets, or similar transaction, each Creditor Warrant shall be, immediately after such event, exercisable for the shares or other securities the warrant holder would have been entitled to had the warrant been exercised prior to the event.

On December 10, 2024, the Creditor Warrant Agreement was amended to remove certain anti-dilution provisions. As a result, the Creditor Warrants are effectively indexed to the Company’s common stock and are thus classified as stockholders’ equity at their fair value on the date of the amendment for the then-outstanding warrants or on the date of issuance for all subsequent issuances, which totaled $66.1 million and $67.7 million as of December 31, 2025 and 2024, respectively.

Equity Tender Offers

On November 17, 2025 and December 12, 2024, the Company commenced tender offers to purchase for cash certain of its equity securities at a unit price of $75.05 and $65.67, respectively. As a result of the tender offers, the Company purchased 187,536 and 274,614 shares of common stock, 404,226 and 883,303 Jones Act Warrants and 35,793 and 62,294 Creditor Warrants for an aggregate purchase price of $46.1 million and $78.4 million on December 3, 2025 and December 31, 2024, respectively. In addition to the 2025 tender offer purchase price, the Company incurred $0.3 million of vendor costs associated with the buyback of the equity instruments.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Purchase Plan

On November 29, 2021, the Company established the Stock Purchase Plan, or SPP, to promote investment in the Company by directors and executives and to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel. As of December 31, 2025, the Company had issued 100,745 shares of common stock under the SPP for gross cash proceeds of $2.0 million.

13. Stock-Based Compensation

Incentive Compensation Plan

The Company’s 2020 Management Incentive Plan, or MIP, provides for the issuance of a maximum of 2.2 million shares of common stock for the Company to grant as incentive awards in the form of stock options, stock appreciation rights, restricted stock units, restricted stock and other stock-based and cash-based awards to certain eligible individuals. As of December 31, 2025, there were 0.3 million shares issued or redeemed, 1.6 million shares reserved for issuance related to granted awards and 0.3 million shares available for future grants to eligible individuals under the MIP.

On November 17, 2025 and December 12, 2024, the Company commenced tender offers to purchase for cash, among other shares, both unvested and vested, unsettled restricted stock units and stock options that were issued through the MIP. As a result, the Company cash settled 59,226 and 114,634 outstanding equity incentive awards with employees and directors for $4.2 million and $7.1 million in 2025 and 2024, respectively. In doing so, the Company accelerated unamortized stock-based compensation expense of $0.3 million and $0.8 million in 2025 and 2024, respectively, related to the repurchased MIP awards and recorded additional stock-based compensation expense of $0.5 million and $0.8 million in 2025 and 2024, respectively, for the excess of the purchase price over the fair value of the repurchased MIP awards.

The financial impact of stock-based compensation expense related to the MIP on the Company’s operating results is reflected in the table below (in thousands, except for per share data):

	Year Ended December 31,
	2025	2024	2023
Income before taxes	$7,723	$9,384	$19,097

Net income	$8,245	$8,256	$15,637

Earnings per common share:
Basic	$0.52	$0.48	$0.92

Diluted	$0.46	$0.43	$0.82

Restricted Stock Units

The MIP allows the Company to issue restricted stock units with either time-based or market-based vesting provisions. As of December 31, 2025, the Company had granted both types of restricted stock unit awards. The time-based restricted stock unit awards that were granted generally vest over a three-year period for employees and a one-year period for directors. Compensation expense related to time-based restricted stock unit awards, which is amortized over the applicable one- to three-year vesting period, is determined based on the fair value of the Company’s common stock on the date of grant applied to the total shares that are expected to fully vest. The market-based restricted stock unit awards that were granted vest based on the Company’s achievement of certain levels of total enterprise value as of the applicable vesting date. These market-based conditions will be measured at the earliest to occur of (a) September 4, 2027, the seventh anniversary of the grant date, (b) an initial public offering of the Company’s common stock, and (c) a change in control of the Company, in accordance with the MIP and the underlying grant agreement. The actual number of shares that could be received by an award recipient upon settlement of the market-based restricted stock unit award can

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

range from 0% to 100% of the award depending on the actual level of total enterprise value attained by the Company on the applicable measurement date. Compensation expense related to market-based restricted stock unit awards is recognized over the period the restrictions lapse based on the fair value of the awards on the grant date applied to the shares that are expected to vest. The outstanding market-based awards are currently being amortized over an approximate five-year period that commenced on their grant date in June 2022.

The Company utilizes the Black-Scholes model to determine the fair value of the market-based restricted stock units. The Black-Scholes model is affected by the fair value of the Company’s common stock, the market-based vesting thresholds, and certain other assumptions, including contractual term, volatility, risk-free interest rate and expected dividends. The Company does not have a history of market prices of its privately-held common stock, and as such volatility is estimated using historical volatilities of similar public entities. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on the Company’s history and current expectation of paying no dividends.

As of December 31, 2025, the Company has unamortized stock-based compensation expense of $3.5 million related to the time-based and market-based restricted stock units, which will be recognized on a straight-line basis over the remaining weighted-average vesting period, or 1.4 years. The Company has recorded approximately $5.8 million, $8.4 million and $18.7 million of non-cash incentive compensation expense for the years ended December 31, 2025, 2024 and 2023, respectively, associated with restricted stock unit awards. Included in the 2025 and 2024 non-cash incentive compensation expense was $0.3 million and $0.7 million, respectively, for the acceleration of unamortized stock-based compensation expense related to the repurchased MIP awards. Also included was $0.1 million and $0.2 million, respectively, of additional stock-based compensation expense for the excess of the purchase price over the fair value of the repurchased MIP awards. As of December 31, 2025 and 2024, the Company had $0.0 million of restricted stock awards redeemable in cash classified as other accrued liabilities on the balance sheet. The impact of the mark-to-market adjustment on stock-based compensation expense from such awards was $0.2 million, ($0.1) million and $0.3 million for the years ended December 31, 2025, 2024 and 2023, respectively.

The following table summarizes the Company’s restricted stock unit awards activity during the year ended December 31, 2025 (in thousands, except per share data):

	Number of Shares	Weighted Avg. Fair Value Per Share
Restricted stock unit awards as of January 1, 2025	982	$18.26
Granted during the period	53	64.34
Cancellations during the period	—	—
Vested and settled during the period	(75)	52.98
Repurchased during the period	(38)	51.30

Outstanding, as of December 31, 2025	922	$16.70

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s restricted stock unit awards activity during the year ended December 31, 2024 (in thousands, except per share data):

	Number of Shares	Weighted Avg. Fair Value Per Share
Restricted stock unit awards as of January 1, 2024	1,193	$23.20
Granted during the period	11	62.22
Cancellations during the period	—	—
Vested and settled during the period	(146)	49.08
Repurchased during the period	(76)	42.85

Outstanding, as of December 31, 2024	982	$18.26

Stock Options

The Company is authorized to grant stock options under the MIP that have an exercise price no less than 100% of the fair market value of the Company’s common stock on the date of grant and expire ten years after the date of grant. The Company has granted stock options that are subject to both time-based and market-based vesting provisions. The outstanding stock options were subject to a three-year time-vest condition that commenced on their grant date in September 2020 and was satisfied in September 2023. The market-based vesting provision requires the Company to achieve certain levels of total enterprise value and will be measured at the earliest to occur of (a) September 4, 2027, the seventh anniversary of the grant date, (b) an initial public offering of the Company’s common stock, and (c) a change in control of the Company, in accordance with the MIP and the underlying grant agreement. The actual number of stock options that could be received by an award recipient of the market-based stock options can range from 0% to 100% of the award depending on the actual level of total enterprise value attained by the Company on the applicable measurement date. Vesting is generally subject to the grantee’s continued employment through the applicable vesting date.

The Company utilizes the Black-Scholes model to determine the fair value of the stock options. The Black-Scholes model is affected by the fair value of the Company’s common stock, the time-based or market-based vesting thresholds, and certain other assumptions, including contractual term, volatility, risk-free interest rate and expected dividends. The Company does not have a history of market prices of its privately-held common stock, and as such volatility is estimated using historical volatilities of similar public entities. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on the Company’s history and current expectation of paying no dividends.

As of December 31, 2025, the Company has unamortized stock-based compensation expense of $4.1 million related to such stock options, which will be recognized on a straight-line basis over the remaining vesting period, or 1.6 years. The Company has recorded approximately $2.0 million, $1.0 million, and $0.4 million of non-cash incentive compensation expense for the years ended December 31, 2025, 2024 and 2023, respectively, associated with stock options. Included in the 2025 non-cash incentive compensation expense was $0.0 million for the acceleration of unamortized stock-based compensation expense related to the repurchased MIP stock options and $0.3 million of additional stock-based compensation expense for the excess of the purchase price over the fair value of the repurchased MIP stock options.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table represents the Company’s stock option activity for the year ended December 31, 2025 (in thousands, except per share data and years):

	Number of Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Stock options outstanding at January 1, 2025	560	$10.00	5.7	$31,586
Granted during the period	131	$65.67	2.2	$1,225
Exercised during the period	—	—	—	—
Forfeited or expired during the period	—	—	—	—
Repurchased during the period	(21)	$11.81	—	$1,316

Stock options outstanding at December 31, 2025	670	$20.81	4.7	$36,307

Exercisable stock options outstanding at December 31, 2025	—	—	—	—

The following table represents the Company’s stock option activity for the year ended December 31, 2024 (in thousands, except per share data and years):

	Number of Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Stock options outstanding at January 1, 2024	598	$10.00	6.7	$34,224
Granted during the period	—	—	—	—
Exercised during the period	—	—	—	—
Forfeited or expired during the period	—	—	—	—
Repurchased during the period	(38)	$10.00	—	$2,131

Stock options outstanding at December 31, 2024	560	$10.00	5.7	$31,586

Exercisable stock options outstanding at December 31, 2024	—	—	—	—

14. Income Taxes

Income from operations before income taxes, based on jurisdiction earned, was as follows (in thousands):

	Year Ended December 31,
	2025	2024	2023
U.S.	$121,978	$76,876	$65,022
Foreign	40,430	28,608	26,011

Total income from operations before income taxes	$162,408	$105,484	$91,033

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the income tax expense (benefit) in the accompanying consolidated statements of operations were as follows (in thousands):

	Year Ended December 31,
	2025	2024	2023
Current tax expense:
U.S. - federal and state	$213	$89	$33
Foreign	10,887	7,986	15,122

Current tax expense	11,100	8,075	15,155
Deferred tax expense (benefit):
U.S. - federal and state	(21,678)	4,203	1,340
Foreign	(404)	404	—

Deferred tax expense (benefit)	(22,082)	4,607	1,340

Total tax expense (benefit)	$(10,982)	$12,682	$16,495

The components of cash paid for income taxes for the year ended December 31, 2025, is as follows:

Year Ended December 31, 2025
U.S. federal	$400
U.S. state and local	12
Foreign:
Mexico	7,082
Brazil	1,797
Colombia	6,394
Other foreign jurisdictions	231

Total cash taxes paid, net	$15,916

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the difference between the Company’s income tax provision calculated at the federal statutory rate of 21% and the actual income tax provision (in thousands):

	Year Ended December 31,
	2025	%
Total income from operations before income taxes	$162,408
U.S. federal statutory income tax rate	34,106	21.0%
Domestic federal
Foreign tax credits	(3,876)	(2.4)%
Nontaxable and nondeductible items	(1,112)	(0.7)%
Changes in valuation allowances	(48,352)	(29.8)%
Other adjustments
Cumulative deferred adjustment	1,759	1.1%
Other	85	0.1%
Domestic state and local income taxes, net of federal effect(1)	(804)	(0.5)%
Foreign tax effects
Mexico
Foreign tax credits	(1,875)	(1.2)%
Nontaxable and nondeductible items	(6,730)	(4.2)%
Cumulative deferred adjustment	(8,287)	(5.1)%
Changes in valuation allowances	20,846	12.8%
Withholding tax	1,452	0.9%
Other	1,912	1.2%
Brazil
Nontaxable and nondeductible items	(5,087)	(3.1)%
Changes in valuation allowances	5,505	3.4%
Other	(154)	(0.1)%
Guyana
Tax exempt income	(1,724)	(1.1)%
Other	756	0.5%
Other foreign jurisdictions	598	0.4%

Income tax expense (benefit)	$(10,982)	(6.8)%

(1)	The states and local jurisdictions that contribute to the majority (greater than 50%) of the tax effect in this category includes Louisiana.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2024	2023
U.S. federal statutory income tax rate	$22,152	$19,117
U.S. state taxes, net	1,793	1,548
Non-deductible expense	1,270	744
Stock-based compensation	(1,443)	(85)
Fair value adjustment of liability-classified warrants	(1,228)	2,478
Changes in valuation allowances	(18,625)	(5,852)
Remeasurement of deferred taxes	1,525	—
Return to accrual	3,306	(464)
Uncertain tax positions	—	(189)
Foreign taxes and other	3,932	(802)

Income tax expense	$12,682	$16,495

The Company records U.S. federal and state deferred taxes using a blended statutory tax rate of 22.7%. During 2024, the Company revalued its Louisiana net operating losses to reflect new tax rates effective for 2024.

The net long-term deferred tax assets (liabilities) in the accompanying consolidated balance sheets included the following components (in thousands):

	Year Ended December 31,
	2025	2024
Deferred tax liabilities:
Deferred charges and other liabilities	$(33,667)	$(27,218)
Fixed assets	(33,144)	(40,132)

Total deferred tax liabilities	(66,811)	(67,350)
Deferred tax assets:
Net operating loss carryforwards	107,650	97,270
Allowance for doubtful accounts	2,546	2,534
Stock-based compensation expense	3,668	3,304
Tax original issue discount and restructuring costs	16	1,757
Right-of-use liability	69,406	75,087
Foreign tax credit carryforward	40,949	34,796
Interest expense limitation	31,095	39,896
Other	22,822	27,266

Total deferred tax assets	278,152	281,910
Valuation allowance	(195,307)	(220,609)

Total deferred tax assets (liabilities), net	$16,034	$(6,049)

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2025, the Company had net operating loss carryforwards, or NOLs, which can only be utilized if the Company generates taxable income in the respective tax jurisdiction prior to their expiration. The following table represents the Company’s NOLs (in thousands):

Jurisdiction	December 31, 2025	Expiration Years
United States - federal	$265,979	None
U.S. states	70,370	None
Mexico	86,414	2027-2035
Brazil (1)	37,175	None
Trinidad	31,201	None

(1)	NOLs in Brazil can only be used to offset up to 30% of taxable income each year.

The Company also has foreign tax credit carryforwards of approximately $36.3 million, which if not utilized will expire in 2026 through 2035.

IRC Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its tax attributes against future U.S. taxable income in the event of a change in ownership of more than 50%. The Company had a change in ownership during 2020 for purposes of IRC Sections 382 and 383, causing an annual limitation to apply to $58.3 million of U.S. federal NOLs. These federal NOLs, as well as other tax attributes, such as U.S. state NOLs or foreign tax credit carryforwards, could expire if unused due to the applicable annual limitations.

In assessing the realizability of its deferred tax assets, including NOLs and foreign tax credits, the Company considered all available positive and negative evidence, including historical operating results, the scheduled reversal of taxable and deductible temporary differences, tax planning strategies, and forecasted future taxable income, as required under ASC 740. The Company’s evaluation places greater weight on objectively verifiable evidence. Prior to December 31, 2025, the Company did not consider forecasted future taxable income to assess the realizability of its U.S. deferred tax assets based on the Company’s evaluation of positive and negative evidence, primarily historical losses. Forecasted future taxable income is based on management-approved financial projections that reflect assumptions regarding future revenue growth, operating margins, capital expenditures, and other relevant factors. These projections are inherently subject to uncertainty and may be impacted by changes in economic conditions, competitive dynamics, customer demand, legislative actions and other factors outside of the Company’s control. Based on this evaluation, the Company determined that it is more likely than not that a portion of its U.S. deferred tax assets will be realized through the generation of future taxable income. Accordingly, the Company has recorded a valuation allowance to reduce its deferred tax assets to the amount that is expected to be realizable. The valuation allowance recorded primarily relates to foreign net operating losses, foreign tax credits, interest expense carryforwards dependent on foreign source income, and Section 382-limited federal and state net operating losses. As of December 31, 2025 and 2024, the Company recorded valuation allowances of $195.3 million and $220.6 million, respectively. The valuation allowance may increase or decrease in future periods if management’s assessment of the realizability of deferred tax assets changes as a result of new information, changes in operating performance, or changes in tax laws.

The Company is no longer subject to tax audits being initiated by U.S. federal, state, local or foreign taxing authorities for years prior to 2021. The Company has ongoing examinations by various foreign tax authorities for earlier periods, but does not believe that the results of those examinations will have a material adverse effect on the Company’s financial position or results of operations. Please see Note 16 below for further discussion regarding the relevant ongoing foreign tax examinations.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 4, 2025, the One Big Beautiful Bill Act was signed into U.S. law. The most significant tax law changes resulting from the passage of the act that may have an impact on the Company related to depreciation allowances for certain property, deduction of U.S. research and experimental expenditures, and changes to adjusted taxable income for purposes of the business interest deduction. The impact of the tax law changes and the deferred tax rate is required to be reflected in the reporting period in which the law is enacted. Accordingly, the Company has evaluated the effects of these law changes on its current and deferred taxes and has reflected the resulting impact on its financial position and results from operations, which resulted in a $0.9 million tax expense recorded as a discrete item in the third quarter for the year ended December 31, 2025.

A reconciliation of the beginning and ending amount of all unrecognized tax benefits and the liability for uncertain tax positions, excluding related penalties and interest(1), are as follows (in thousands):

Balance at December 31, 2023	$1,341
Additions, net based on tax positions related to a prior year	—

Balance at December 31, 2024	$1,341

Additions, net based on tax positions related to a prior year	—

Balance at December 31, 2025	$1,341

(1)

Penalties and interest of $1.4 million and $1.1 million were recorded in the consolidated statements of operations for uncertain tax positions for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025 and 2024, the cumulative amount of penalties and interest related to uncertain tax positions reflected in other long-term liabilities on the consolidated balance sheets totaled $3.1 million and $2.8 million, respectively.

Mexico Tax Audits

The Company is subject to audit by various Mexican statutory bodies, including the Mexican tax authorities, or SAT. In recent years, SAT has initiated several audits of the Company’s Mexican subsidiaries for tax years between 2015 and 2021. In November 2018, SAT commenced an audit of a Mexican subsidiary’s 2015 tax return and asserted certain positions that disallowed a significant portion of the Company’s deductible expenses, which resulted in additional taxes, interest and penalties being assessed. As a result, the Company engaged in non-binding mediation proceedings, which concluded in 2021 without resolution. In April 2022, the Company received an official assessment from SAT and subsequently initiated an appeal process through the Mexican tax judicial system in June 2022. In April 2024, the Company initiated a separate non-binding mediation related to a Mexican subsidiary’s tax returns from 2017 through 2021, which concluded in February 2025 without resolution and resulted in an additional assessment by SAT in July 2025. The Company filed an administrative appeal of the assessment as we believe SAT has attempted to retroactively apply a change in Mexican tax law that did not become effective until 2022, subsequent to the tax periods that are being assessed. In September 2025, the Company received additional tax assessments for another Mexican subsidiary related to tax returns from 2018 and 2020 with similarly egregious positions as previously asserted by SAT. The Company filed administrative appeals for both assessments in October 2025.

As of December 31, 2025, the Company had accrued a liability totaling $2.7 million for potential losses from additional taxes, interest and penalties resulting from the 2015 tax assessment and no liabilities for the other assessments for 2017 through 2021 based upon estimates developed in collaboration with its Mexican tax and legal advisors for the ongoing audits and appeals. The Company believes it has properly applied the applicable tax laws for all periods audited by SAT and has reasonably supported its positions.

The ultimate impact resulting from the tax assessments and appeal process and other ongoing tax audits may materially differ from the current estimates. Final resolution of these matters will likely require several years, and the Company believes it is remote that any developments in the next 12 months would adversely affect its positions or reduce its confidence in a favorable outcome. An unexpected adverse final outcome in any of the pending appeals could have a material impact on the Company’s financial position and operating results. The Company will continue to update its estimates related to these pending proceedings as new information warrants.

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Leases

Lease expense for operating leases is recorded in general and administrative and operating expenses. Lease expense for finance leases are recorded in amortization and interest expense. Total lease expenses incurred for operating and finance leases were as follows (in thousands):

	Year Ended December 31,
	2025	2024	2023
Finance lease expense:
Amortization of right-of-use assets	$2,065	$489	$372
Interest on lease liabilities	492	62	45
Operating lease expense	4,603	7,184	7,241
Short-term lease expense	830	784	2,869

Total lease expense	$7,990	$8,519	$10,527

Supplemental cash flow information related to leases was as follows (in thousands):

	Year Ended December 31,
	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$4,758	$6,650	$7,012
Operating cash flows for financing leases	494	62	45
Financing cash flows for financing leases	1,844	396	287
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	908	4,307	3,649
Finance leases	11,567	966	291

Annual maturities of operating and finance lease liabilities under non-cancelable leases with terms in excess of one year, during each year ending December 31, are as follows (in thousands):

	Operating	Finance
2026	$3,691	$5,032
2027	3,601	4,589
2028	3,380	2,668
2029	3,534	64
2030	3,725	—
Thereafter	10,199	—

Total lease payments	28,130	12,353
Less: imputed interest	7,353	1,349

Total lease liabilities	$20,777	$11,004

Weighted-average remaining lease term (in years)	7.43	2.51
Weighted-average discount rate	8.0%	9.1%

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Commitments and Contingencies

Vessel Construction

In October 2023, the Company entered into a final settlement of a dispute with Zurich American Insurance Company and Fidelity & Deposit Company of Maryland, together the Surety, and Gulf Island Shipyards, LLC, or Gulf Island, related to the construction of two MPSV newbuilds. Pursuant to the settlement agreement, Gulf Island released all claims asserted against the Company and the Company released its claims against Gulf Island and the Surety. Further, the Surety agreed to take over and complete the construction of the two U.S.-flagged, Jones Act-qualified, HOS 400 class MPSVs at a shipyard acceptable to the Company. In December 2023, Eastern Shipbuilding Group, Inc., or Eastern, was mutually selected by the parties and contracted by the Surety to complete the construction of the two MPSVs. The Company is obligated to pay only the remaining portion of the original shipyard contract price for the two MPSVs, which then amounted to $53.8 million in the aggregate on the settlement date, but was subsequently reduced to $42.6 million for liquidated damages resulting from shipyard delays. The Surety is required to cure all defaults of Gulf Island and pay all completion costs in excess of the $42.6 million remaining original contract price, excluding any approved change orders arising after the settlement date. There is no cap on the Surety’s completion costs. As of December 31, 2025, the Company has fulfilled its $42.6 million contractual obligation and all remaining construction costs are to be paid by the Surety to Eastern.

Following physical delivery by Eastern, which is expected in 2027, each vessel will undergo crane and other system installations, which should make both vessels available for commercial service in 2027. In addition, to the previously paid $42.6 million contractual obligation, the Company expects to incur an additional $87.1 million in the aggregate for outfitting, engineering, overhead and the post-delivery discretionary enhancements, of which $59.6 million solely relates to the purchase and installation of the cranes. As of December 31, 2025, the Company had incurred $30.7 million of such incremental amounts, excluding capitalized interest.

Contingencies

In the normal course of its business, the Company becomes involved in various claims and legal proceedings in which monetary damages are sought. It is management’s opinion that the Company’s liability, if any, under such claims or proceedings would not materially affect the Company’s financial position or results of operations. The Company insures against losses relating to its vessels, pollution and third-party liabilities, including claims by employees under Section 33 of the Merchant Marine Act of 1920. Third party liabilities and pollution claims that relate to vessel operations are covered by the Company’s entry in a mutual protection and indemnity association, or P&I Club, as well as by marine liability policies in excess of the P&I Club’s coverage. The Company provides reserves for any individual claim deductibles for which the Company remains responsible by using an estimation process that considers Company-specific and industry data, as well as management’s experience, assumptions and consultation with outside counsel. As additional information becomes available, the Company will assess the potential liability related to its pending claims and revise its estimates. Although historically revisions to such estimates have not been material, changes in estimates of the potential liability could materially impact the Company’s results of operations, financial position or cash flows. The Company had accrued $0.6 million and $0.7 million for potential insurance deductibles or losses associated with such claims as of December 31, 2025 and 2024, respectively.

Brazil Importation Tax Assessment

In April 2021, the Company received notification from the Brazilian tax authorities of an importation tax assessment against the HOS Achiever with respect to the vessel’s services contract in Brazil from February 2019 to January 2020. At the time of the HOS Achiever’s importation, the Company was granted a statutorily available tax exemption based on the vessel’s functional capabilities and intended use under the services contract. The tax authorities are now asserting that the HOS Achiever does not qualify for the applicable exemption. The Company believes the HOS Achiever does, in fact, meet the criteria set forth under the applicable law and intends to defend its position in a Brazilian

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

court. While the final outcome of this assessment is uncertain and could possibly result in the payment and loss of an estimated $6.0 million to $12.0 million in related importation taxes and penalties, the Company believes there is a high likelihood that its position will prevail and the exemption will be granted in accordance with the law. Furthermore, the Company believes that any amounts that may become due in connection with this matter should be recoverable from its customer under the terms of the vessel’s services contract. Accordingly, the Company has not accrued any liability for potential losses that may result from this matter.

17. Employment Agreements

The Company is party to employment agreements with certain members of its executive management team. These agreements include, among other things, contractually stated base salaries and a structured cash short-term incentive compensation program dependent upon performance against reasonably obtainable objective performance criteria established by the Compensation Committee. In the event such a member of the executive management team is terminated due to certain events as defined in such officer’s agreement, the executive will receive (i) the executive’s accrued base salary through the date of the executive’s termination, (ii) payment in lieu of any earned, but unused, vacation, and (iii) reimbursement of the executive’s expenses in accordance with the Company’s reimbursement policy as in effect from time to time. In addition, the executive may receive cash severance depending on the timing and circumstances of the termination. The current term of these employment agreements expires on September 4, 2026 and automatically extends each year thereafter on September 4th for an additional year.

18. Reportable Segment

The Company has one reportable segment, which encompasses all aspects of its marine transportation services business. Revenues from customers are derived from the chartering of the Company’s vessels, providing vessel management services to external vessel owners, and providing shore-based port facility services. As the chief operating decision maker, the Company’s Chief Executive Officer evaluates operating results on a consolidated basis to assess performance and allocate resources. While the Company’s vessels operate in various geographic regions and end-customer markets, they are centrally managed, share multiple forms of common costs, provide similar or complementary marine transportation services, are manned by crews that may move from location to location or market to market as needed, and are marketed on a portfolio basis with the goal of maximizing net income, Adjusted EBITDA and Adjusted Free Cash Flow and generating the highest possible rate of return on invested capital without a permanent commitment of any particular vessel to any specific geographic region or customer market.

The revenues, expenses and net income of the Company’s one reportable segment, as reviewed and assessed by the chief operating decision maker, are equal to and categorized consistently with the amounts reflected in the consolidated statements of operations for the years ended December 31, 2025, 2024 and 2023. The measure of segment assets is reported on the consolidated balance sheet as total assets as of December 31, 2025 and 2024.

The chief operating decision maker utilizes net income, as reflected in the consolidated statements of operations, and net cash flows provided by operating activities, as reflected in the consolidated statements of cash flows, to measure profitability and liquidity, as well as to calculate supplemental non-GAAP financial metrics, such as EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow, primarily for planning and forecasting overall expectations and for evaluating actual results against such expectations; for short-term cash bonus incentive compensation purposes; to compare to such metrics of other companies when evaluating potential acquisitions; to assess the Company’s ability to service existing fixed charges and incur additional indebtedness; and to purchase, convert or construct additional vessels.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Related Party Transactions

Pursuant to the terms of the Trade Name and Trademark License Agreement entered into by and between the Company and HFR, LLC, the Company made payments of $2.0 million during each of the years ended December 31, 2025 and 2024 for licensing fees associated with the use of Hornbeck trade names, trademarks, and related logos. HFR, LLC is a Texas Limited Liability Company owned by Todd M. Hornbeck and Troy A. Hornbeck. Todd M. Hornbeck serves as the Company’s Chairman of the Board of Directors, President and Chief Executive Officer. Troy A. Hornbeck is the brother of Todd M. Hornbeck and serves as the Company’s Director of Vendor Relations. As of December 31, 2025 and December 31, 2024, the Company had accrued amounts payable to HFR, LLC totaling $1.3 million and $1.3 million, respectively.

On October 1, 2022, a member of the Company’s Board of Directors assumed an officer role with an existing Hornbeck customer. For the years ended December 31, 2025 and 2024, the Company generated $63.4 million, or 9%, and $83.9 million, or 13%, of revenues, respectively, from contracts with such customer. The Company had outstanding accounts receivable from this customer totaling $4.9 million and $9.4 million as of December 31, 2025 and December 31, 2024, respectively.

20. Subsequent Events

The Company has evaluated subsequent events through March 24, 2026, which represents the date its financial statements were available to be issued and determined that all materially relevant information known through this date has been appropriately addressed within the consolidated financial statements and notes.